Exhibit 5.1

June 22, 2018
FedNat Holding Company
14050 N.W. 14th Street, Suite 180
Sunrise, FL  33323

Re:	FedNat Holding Company
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for FedNat Holding Company (the “Company”) with respect to the filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Form S-8”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of up to 800,000 shares (the “2018 Plan Shares”) of the Company’s Common Stock, par value $0.01 per share, that may be awarded under the Company’s 2018 Omnibus Incentive Compensation Plan (the “2018 Plan”) or issued upon the exercise of options, stock units, stock appreciation rights and other stock-based awards that may be granted under the 2018 Plan.

As counsel to the Company, we have examined the Form S-8; the 2018 Plan; original or certified copies of such records of the Company, and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others; and such other documents as we deem relevant and necessary for the opinions expressed in this opinion letter.  In such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostatic copies.  As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based on and subject to the foregoing, we are of the opinion that the 2018 Plan Shares that are reserved for issuance pursuant to the 2018 Plan have been duly authorized and, when issued in accordance with the terms of the 2018 Plan, will be validly issued, fully paid and non-assessable.

Our opinions set forth herein are further subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

BROAD AND CASSEL LLP | ATTORNEYS AT LAW One Biscayne Tower | 2 South Biscayne Blvd. 21st Floor Miami, FL 33131 | T: 305.373.9400 | F: 305.373.9443 | broadandcassel.com

FedNat Holding Company
June 22, 2018

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Form S-8.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion letter is limited to the specific matters addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion letter should any applicable law change after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

Very truly yours,

BROAD AND CASSEL LLP

/s/ Broad and Cassel LLP

BROAD AND CASSEL LLP | ATTORNEYS AT LAW One Biscayne Tower | 2 South Biscayne Blvd. 21st Floor Miami, FL 33131 | T: 305.373.9400 | F: 305.373.9443 | broadandcassel.com